UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2009

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina  28202

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2009, the Compensation Committee (“Committee”) of the Board of Directors of Duke Energy Corporation (the “Company”) took the actions described below.

Base Salary Increase for Ms. Lynn J. Good

In connection with the recently announced promotion of Ms. Lynn J. Good to succeed Mr. David L. Hauser as the Company’s Chief Financial Officer, the Committee approved an increase in Ms. Good’s base salary from $500,000 to $575,000, effective June 16, 2009.  Ms. Good’s short-term and long-term incentive opportunity levels (expressed as a percentage of her base salary) were not adjusted, but her 2009 short-term incentive opportunity will be calculated, with respect to the portion of 2009 that occurs after June 15, 2009, by reference to her new base salary.

Retirement Agreement for Mr. David L. Hauser

The Committee approved the Company’s entering into a Retirement Agreement with Mr. David L. Hauser, effective June 22, 2009.  In exchange for Mr. Hauser’s agreement to provide limited transition services for a period of six months and to comply with certain restrictive covenants (i.e., non-solicitation of employees, non-compete, non-disparagement and non-disclosure), and his execution of a standard release, the Committee approved a modification of Mr. Hauser’s three performance share awards, which relate to the 2007-2009, 2008-2010 and 2009-2011 performance periods, such that his payments will be calculated by reference to actual performance, but without prorating to reflect his retirement prior to the end of each performance period.

The foregoing summary is qualified in its entirety by reference to the terms of Mr. Hauser’s Retirement Agreement, a copy of which is attached as exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

99.1	Retirement Agreement by and between Duke Energy Business Services LLC and David L. Hauser, effective as of June 22, 2009.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: June 26, 2009	By:	/s/Marc E. Manly
	Name:	Marc E. Manly
	Title:	Group Executive, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Retirement Agreement by and between Duke Energy Business Services LLC and David L. Hauser, effective as of June 22, 2009